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                                                                    Exhibit 99.1


                   ILLUMINA COMPLETES CYVERA ACQUISITION

SAN DIEGO, CALIFORNIA, April 11, 2005 -- Illumina, Inc. (NASDAQ: ILMN) announced today that it has completed its acquisition of CyVera Corporation, a Connecticut-based developer of digital microbead technology. The aggregate consideration for the transaction was $17.5 million, consisting of 1.6 million shares of Illumina common stock and $2.5 million cash, which includes payment of certain liabilities of CyVera. In addition, Illumina assumed the outstanding stock options of CyVera. CyVera is being operated as a wholly owned subsidiary of Illumina.

ABOUT ILLUMINA

Illumina (www.illumina.com) is developing next-generation tools that permit large-scale analysis of genetic variation and function. The Company's proprietary BeadArray(TM) technology -- now used in leading genome centers around the world -- provides the throughput, cost effectiveness and flexibility to enable researchers in the life sciences and pharmaceutical industries to perform the billions of tests necessary to extract medically valuable information from advances in genomics and proteomics. This information will help pave the way to personalized medicine.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: this release may contain forward-looking statements that involve risks and uncertainties. Among the important factors that could cause actual results to differ materially from those in any forward-looking statements are the costs and outcome of Illumina's litigation with Affymetrix, the Company's ability to scale and integrate CyVera technology, the ability to further scale oligo synthesis output and technology to satisfy market demand deriving from the Company's collaboration with Invitrogen, Illumina's ability to further develop and commercialize its Infinium assay and BeadArray platform technologies, to deploy new gene expression and genotyping products and applications for its platform technology, to manufacture robust Sentrix(R) arrays and Oligator(R) oligonucleotides, and other factors detailed in the Company's filings with the Securities and Exchange Commission including its recent filings on Forms 10-K and 10-Q or in information disclosed in public conference calls, the date and time of which are released beforehand. Illumina disclaims any intent or obligation to update these forward-looking statements beyond the date of this release.


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Contacts:  Jay Flatley                   William Craumer
           President & CEO               Director, Corporate Communications
           1.858.202.4501                1.858.202.4667
           jflatley@illumina.com         bcraumer@illumina.com